                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                             CHENIERE ENERGY, INC.
            (Exact name of registrant as specified in its charter)


               DELAWARE                                 95-4352386
(State of incorporation or organization)             (I.R.S. Employer
                                                    Identification No.)

    333 CLAY STREET, SUITE 3400
           HOUSTON, TEXAS                                 77002
(Address of principal executive offices)                (Zip Code)


    Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                   Name of each exchange on which
         to be so registered                   each class is to be registered

     COMMON STOCK, PAR VALUE .003                 AMERICAN STOCK EXCHANGE


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities Act registration statement file number to which this form relates:
NONE.

Securities to be registered pursuant to Section 12(g) of the Act:  NONE.

                INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

          Cheniere's Amended and Restated Certificate of Incorporation provides for the authorization of 20,000,000 shares of common stock. As of February 28, 2001, there were 12,797,393 shares of common stock outstanding. All of such outstanding shares of common stock are fully paid and nonassessable. Each share of the common stock has an equal and ratable right to receive dividends when, as and if declared by the board of directors out of assets legally available therefor and subject to dividend obligations to the holders of any preferred stock then outstanding.

          In the event of a liquidation, dissolution or winding up of Cheniere, the holders of common stock are entitled to share equally and ratably in the assets available for distribution after payment of all liabilities, and subject to any prior rights of any holders of preferred stock that at the time may be outstanding.

          The holders of common stock have no preemptive, subscription, conversion or redemption rights, and are not subject to further calls or assessments of Cheniere. There are no sinking fund provisions applicable to the common stock. Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of stockholders. Holders of common stock have no right to cumulate their votes in the election of directors.


ITEM 2.  EXHIBITS.


Exhibit No.                                   Description
------------   ---------------------------------------------------------------------------------
     1         Amended and Restated Certificate of Incorporation of Cheniere Energy, Inc.
               ("Cheniere") (Incorporated by reference to Exhibit 3.1 of the Company's
               Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (File No.
               0-9092))
     2         Certificate of Amendment to the Amended and Restated Certificate of
               Incorporation of Cheniere (Incorporated by reference to Exhibit 3.2 of the
               Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999
               (File No. 0-9092))
     3         By-laws of Cheniere as amended through April 7, 1997 (Incorporated by referenced to Exhibit 3.2 of the Company's Annual Report on Form 10-K for the year ended
               December 31, 1998 (File No. 0-9092))
     4         Specimen Common Stock Certificate of Cheniere (Incorporated by reference to
               Exhibit 4.1 of the Company's Registration Statement on Form S-1 filed on August
               27, 1996 (File No. 333-10905))

                                   SIGNATURE

  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                              CHENIERE ENERGY, INC.
                              (REGISTRANT)


                              By:   /s/ Don A. Turkleson
                                    ------------------------------
                                    Don A. Turkleson
                                    Chief Financial Officer, Treasurer and
                                    Secretary

Dated:  March 1, 2001